      AS FILED PURSUANT TO RULE 424(b)(5) UNDER THE SECURITIES ACT OF 1933

                                                     REGISTRATION NO. 333-103821
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SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED AUGUST 22, 2003

(TO PROSPECTUS DATED JUNE 24, 2003)

                                  $602,294,100
                                 (APPROXIMATE)

                                  CWMBS, INC.
                                   DEPOSITOR

                         [COUNTRYWIDE HOME LOANS LOGO]
                                     SELLER

                      COUNTRYWIDE HOME LOANS SERVICING LP
                                MASTER SERVICER

                    CHL MORTGAGE PASS-THROUGH TRUST 2003-42
                                     ISSUER

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-42

This Supplement revises the Prospectus Supplement dated August 22, 2003 to the Prospectus dated June 24, 2003 with respect to the above captioned series of certificates.

1. The definitions and/or descriptions listed below are revised as follows:

     a. The pass-through rate for the Class 2-A-1 Certificates

        Notwithstanding the first sentence of the third paragraph under "Description of the Certificates -- Interest" on page S-49 of the Prospectus Supplement, the pass-through rate for the Class 2-A-1 Certificates for the interest accrual period related to each Distribution Date to and including the Distribution Date in August 2008 will be a per annum rate equal to the least of: (x) LIBOR + 0.13%, (y) the Weighted Average Net Mortgage Rate of the Mortgage Loans in loan group 2, as adjusted to reflect the accrual of interest on the basis of a 360-day year and the actual number of days that elapsed in the related interest accrual period, and (z) the Class 2-A-1 Certificate Cap Rate.

     b. The Net Rate Carryover

        Notwithstanding the fourth full paragraph on page S-52 of the Prospectus Supplement, the "Net Rate Carryover" for the Class 2-A-1 Certificates on any Distribution Date on which the pass-through rate for the Class 2-A-1 Certificates is based upon the Net Rate Cap is the excess of:

        (1) the amount of interest that the Class 2-A-1 Certificates would have accrued for such Distribution Date had the pass-through rate for Class 2-A-1 Certificates not been calculated based on the Net Rate Cap, over

        (2) the amount of interest that the Class 2-A-1 Certificates accrued for such Distribution Date based on the Net Rate Cap,

       plus the unpaid portion of any such excess from prior Distribution Dates and interest accrued thereon at the then applicable pass-through rate without giving effect to the Net Rate Cap.

                                                        (Continued on next page)

                            (RBS GREENWICH CAPITAL)

               The date of this Supplement is September 29, 2003.

     c. The Net Rate Cap

        Notwithstanding the fifth full paragraph on page S-52 of the Prospectus Supplement, the "Net Rate Cap" is equal to the lesser of: (x) the Class 2-A-1 Certificate Cap Rate and (y) the Weighted Average Net Mortgage Rate of the Mortgage Loans in loan group 2, adjusted to reflect the accrual of interest on the basis of a 360-day year and the actual number of days that elapsed during the related interest accrual period.

     d. The Yield Maintenance Amount

        Notwithstanding the sixth full paragraph on page S-52 of the Prospectus Supplement, the "Yield Maintenance Amount" with respect to any Distribution Date to and including the Distribution Date in October 2005 and the Class 2-A-1 Certificates is equal to the sum of: (1) the product of (x) the excess, if any, of LIBOR over the related LIBOR Strike Rate and (y) the Cap Contract Notional Balance for that Distribution Date and
        (2) the product of (x) the excess, if any, of LIBOR over the related LIBOR Strike Rate and (y) the Corridor Cap Notional Balance for that Distribution Date.

2. The definitions and/or descriptions listed below are inserted:

     a. The Class 2-A-1 Certificate Cap Rate

        The "Class 2-A-1 Certificate Cap Rate" for the interest accrual period related to any Distribution Date is a per annum rate equal to a rate such that the weighted average of the Class 2-A-1 Certificate Cap Rate and the pass-through rates for the Class 2-A-2, Class 2-A-3 and Class 2-A-4 Certificates for that Distribution Date is equal to the pass-through rate for the Class 2-A-4 Certificates for that Distribution Date. For the purpose of these calculations, the Class 2-A-1 Certificate Cap Rate and the pass-through rates for the Class 2-A-2, Class 2-A-3 and Class 2-A-4 Certificates will be (x) weighted based on their respective Class Certificate Balances (which, in the case of the Class 2-A-1 Certificate Cap Rate, will be the Class Certificate Balance of the Class 2-A-1 Certificates) immediately prior to that Distribution Date, and (y) adjusted to reflect the accrual of interest on the basis of a 360-day year and the actual number of days that elapsed in the related interest accrual period.

     b. The Corridor Cap

        In addition to having the benefit of the Cap Contract, the Trust Fund will have the benefit of a second interest rate cap contract dated as of September 29, 2003 (the Corridor Cap") with West LB AG, New York Branch (the "Corridor Cap Counterparty"), as evidenced by a Confirmation and Agreement that will be assigned to the Trustee on behalf of the trust fund. The Corridor Cap is scheduled to remain in effect until the Distribution Date in October 2005 (the "Corridor Cap Termination Date"). On or prior to the Corridor Cap Termination Date, amounts paid under the Corridor Cap will be available to cover certain interest shortfalls resulting from the application of the Net Rate Cap to the pass-through rate for the Class 2-A-1 Certificates for that Distribution Date.

        With respect to any Distribution Date on or prior to the Corridor Cap Termination Date, the amount payable by the Corridor Cap Counterparty under the Corridor Cap will equal the product of: (i) the excess (if any) of (x) One-Month LIBOR (as determined by the Corridor Cap Counterparty) over (y) the related LIBOR Strike Rate for that Distribution Date (but not in excess of the LIBOR Ceiling Rate), (ii) the lesser of (x) the Corridor Cap Notional Balance for such Distribution Date and (y) the Class Certificate Balance of the Class 2-A-1 Certificates immediately prior to such Distribution Date (such amount, the "Corridor Balance"), and (iii) the actual number of days in the related interest accrual period, divided by 360.

        The "Corridor Cap Notional Balances," "LIBOR Strike Rates" and "LIBOR Ceiling Rates" under the Corridor Cap are as described in the following table:

------------------------------------------------------------------------------------------------------------------------
                                                CORRIDOR CAP
DISTRIBUTION DATE                             NOTIONAL BALANCE          LIBOR STRIKE RATE          LIBOR CEILING RATE
------------------------------------------------------------------------------------------------------------------------
 October 25, 2003                             $224,502,009.00                3.76886%                   4.25000%
------------------------------------------------------------------------------------------------------------------------
 November 25, 2003                             212,600,636.00                3.64311                    4.10806
------------------------------------------------------------------------------------------------------------------------
 December 25, 2003                             200,988,709.00                3.76891                    4.25000
------------------------------------------------------------------------------------------------------------------------
 January 25, 2004                              189,659,232.00                3.64316                    4.10806
------------------------------------------------------------------------------------------------------------------------
 February 25, 2004                             178,605,375.00                3.64318                    4.10806
------------------------------------------------------------------------------------------------------------------------
 March 25, 2004                                167,820,473.00                3.90343                    4.40172
------------------------------------------------------------------------------------------------------------------------
 April 25, 2004                                157,298,024.00                3.64323                    4.10806
------------------------------------------------------------------------------------------------------------------------
 May 25, 2004                                  147,031,680.00                3.76903                    4.25000
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                                CORRIDOR CAP
DISTRIBUTION DATE                             NOTIONAL BALANCE          LIBOR STRIKE RATE          LIBOR CEILING RATE
------------------------------------------------------------------------------------------------------------------------
 June 25, 2004                                $137,015,246.00                3.64327%                   4.10806%
------------------------------------------------------------------------------------------------------------------------
 July 25, 2004                                 127,242,678.00                3.76908                    4.25000
------------------------------------------------------------------------------------------------------------------------
 August 25, 2004                               117,708,077.00                3.64332                    4.10806
------------------------------------------------------------------------------------------------------------------------
 September 25, 2004                            108,405,686.00                3.64334                    4.10806
------------------------------------------------------------------------------------------------------------------------
 October 25, 2004                               99,329,887.00                3.76915                    4.25000
------------------------------------------------------------------------------------------------------------------------
 November 25, 2004                              90,475,197.00                3.64339                    4.10806
------------------------------------------------------------------------------------------------------------------------
 December 25, 2004                              81,836,265.00                3.76920                    4.25000
------------------------------------------------------------------------------------------------------------------------
 January 25, 2005                               73,407,870.00                3.64345                    4.10806
------------------------------------------------------------------------------------------------------------------------
 February 25, 2005                              65,184,918.00                3.64347                    4.10806
------------------------------------------------------------------------------------------------------------------------
 March 25, 2005                                 57,162,434.00                4.04780                    4.56429
------------------------------------------------------------------------------------------------------------------------
 April 25, 2005                                 49,335,567.00                3.64352                    4.10806
------------------------------------------------------------------------------------------------------------------------
 May 25, 2005                                   41,699,580.00                3.76933                    4.25000
------------------------------------------------------------------------------------------------------------------------
 June 25, 2005                                  34,249,852.91                3.64356                    4.10806
------------------------------------------------------------------------------------------------------------------------
 July 25, 2005                                  26,981,875.16                3.76938                    4.25000
------------------------------------------------------------------------------------------------------------------------
 August 25, 2005                                19,891,245.79                3.64362                    4.10806
------------------------------------------------------------------------------------------------------------------------
 September 25, 2005                             12,973,669.92                3.64364                    4.10806
------------------------------------------------------------------------------------------------------------------------
 October 25, 2005                                6,224,956.32                3.76946                    4.25000
------------------------------------------------------------------------------------------------------------------------

The ratings assigned to the Class 2-A-1 Certificates do not address the likelihood of the payment of Net Rate Carryover or the Yield Maintenance Amount (each as defined in this Supplement). Except as described above, the description of the Cap Contract in the Prospectus Supplement also applies to the Corridor Cap.

3. Notwithstanding the information set forth in the Prospectus Supplement, on each Distribution Date on or prior to the Distribution Date in August 2008, interest otherwise distributable on the Class 2-X-1 and Class 2-X-2 Certificates on such Distribution Date, will not be deposited in the Carryover Reserve Fund to pay any Net Rate Carryover on the Class 2-A-1 Certificates, but instead will be distributed to such classes of certificates. Interest otherwise distributable on the Class 2-X-3 Certificates on or prior to that Distribution Date may be deposited into the Carryover Reserve Fund to pay any Net Rate Carryover on the Class 2-A-1 Certificates to the extent currently provided in the Prospectus Supplement.